TALISMAN
ENERGY

X Interim Financial Statements

Rather than receiving interim financial statements by mail, you may choose to access them at www.talisman-energy.com. Under securities regulations, holders may elect annually to receive interim financial statements by mail by completing and returning this card, or by registering online at www.computershare.com/ca/mailinglist. Computershare will use the information collected solely for the mailing of such interim financial statements. You may view our Privacy Code online or by requesting that we mail you a copy.

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TLMQ 1UQN